Exhibit 10.20

To:	Joseph Scott Etzler
From:	West Corp. Comp. Committee
Date:	March 7, 2007

Re:	2007 Compensation Plan

Your 2007 compensation plan (“Plan Year”) for your employment as President for Intercall, Inc. (the “Company”) is as follows:

1.	Your base salary will be $475,000 per year.

2.	You may also receive additional bonuses pursuant to Paragraph 3 of your Employment Agreement. The Company intends to calculate those bonuses as follows:

a)	First, you will be eligible to receive a bonus based upon the Company’s results (“Company Profitability Bonus”). The Company intends to calculate this Company Profitability Bonus as follows:

1)	The Target Company Profitability Bonus shall be $350,000.

2)	Each cumulative quarter’s net operating income before corporate allocations for the Company (“Plan Year Company NOI”) will be compared to the cumulative budgeted net operating income before corporate allocations for the Company for the same period (“Company NOI Budget”).

3)	The percentage by which the cumulative Plan Year Company NOI exceeds (i.e., a positive percentage) or is less than (i.e., a negative percentage) the cumulative Company NOI Budget shall be the “Company Profit Variance Percentage.”

4)	Each quarter’s cumulative revenue for the Company (“Plan Year Company Revenue”) will be compared to the cumulative budgeted revenue for the Company for the same period (“Company Revenue Budget”).

5)	The percentage by which the cumulative Plan Year Company Revenue exceeds (i.e., a positive percentage) or is less than (i.e., a negative percentage) the cumulative Company Revenue Budget shall be the “Company Revenue Variance Percentage.”

6)	The sum of one hundred percentage points (100%), plus the product of (i) the average of the Company Profit Variance Percentage and the Company Revenue Variance Percentage, multiplied by (ii) three (3), is the “Company Bonus Factor.”

7)	The product of the Company Bonus Factor and the Target Company Profitability Bonus, less any amounts paid to you for prior Company Profitability Bonuses during the Plan Year, will be paid to you in the month following each quarter end.

b)	In no event shall the Company Profitability Bonus exceed $550,000.

c)	The Company intends to pay 75% of year-to-date bonuses on a quarterly basis within thirty (30) days from the end of each quarter. 100% of any bonus earned as of December 31, 2007 will be paid within thirty (30) days of the final determination of 2007 revenue and NOI.

3.	In addition, if West Corporation achieves its 2007 Adjusted EBITDA objective, you will be eligible to receive an additional one-time bonus of $100,000. This bonus is not to be combined or netted together with any other bonus set forth in this agreement.

4.	All bonus calculations will be based upon the Company’s operations and will not include profit and income derived from mergers, acquisitions, joint ventures, stock buybacks, other non-operating income or loss, or financing changes associated with such events unless specifically and individually approved by West Corporation’s Compensation Committee.

5.	An additional bonus may be earned for reducing InterCall’s DSOs. You are eligible for a $100,000 bonus for achieving reported DSO’s of 50 days. This bonus will be paid quarterly as follows:

DSO	Quarterly Bonus
50 – 50.9	$25,000
51 – 51.9	$22,500
52 – 52.9	$20,000
53 – 53.9	$17,500
54 – 54.9	$15,000
55 – 55.9	$12,500
Above 56	$ – 0 –

The quarterly DSO number will result in payment as outlined above. Any unused portion of the quarterly bonus will be rolled forward and is available to be paid if the DSO for the end of that quarter achieves the objective. For example, if 1st quarter’s DSO is 54 then $15,000 will be paid and the 2nd quarter then has $35,000 eligible. All excess or unpaid portions will roll forward until the final 4th quarter period in 2007.

6.	At the discretion of executive management, you may also receive an additional bonus based on your individual performance. This bonus is not to be combined or netted together with any other bonus set forth in this agreement.

7.	The benefit plans, as referenced in Section 7(h), shall include insurance plans based upon eligibility pursuant to the plans. If the insurance plans do not provide for continued participation, the continuation of benefits shall be pursuant to COBRA. In the event Employee’s benefits continue pursuant to COBRA and Employee accepts new employment during the consulting term, Employee may continue benefits thereafter to the extent allowed under COBRA. In no event shall benefits plans include the 401K Plan or the West Corp. 2006 Executive Incentive Plan.

/S/ JOSEPH SCOTT ETZLER
Employee – Joseph Scott Etzler